EXHIBIT 99.1
                                                                    ------------




                        CONSOLIDATED FINANCIAL STATEMENTS

                           IRIDIAN TECHNOLOGIES, INC.
                                AND SUBSIDIARIES


                           DECEMBER 31, 2005 AND 2004

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES
DECEMBER 31, 2005 AND 2004

TABLE OF CONTENTS
--------------------------------------------------------------------------------







--------------------------------------------------------------------------------
INDEPENDENT AUDITORS' REPORT                                                   1
--------------------------------------------------------------------------------

FINANCIAL STATEMENTS

     Consolidated Balance Sheets                                               2

     Consolidated Statements of Operations                                     3

     Consolidated Statements of Stockholders' Deficit                          4

     Consolidated Statements of Cash Flows                                     5

     Notes to Financial Statements                                          6-22

--------------------------------------------------------------------------------

                          Independent Auditors' Report
                          ----------------------------

The Board of Directors and Stockholders
Iridian Technologies, Inc. and Subsidiaries
Moorestown, New Jersey

We have audited the accompanying consolidated balance sheets of Iridian Technologies, Inc. and Subsidiaries as of December 31, 2005, and the related consolidated statement of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Iridian Technologies, Inc. and Subsidiaries as of December 31, 2004, were audited by other auditors whose report dated April 15, 2005, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iridian Technologies, Inc. and Subsidiaries as of December 31, 2005, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a stockholders' deficit. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                       /s/ Asher & Company, Ltd.
                                                         ASHER & COMPANY, Ltd.

Philadelphia, Pennsylvania
March 16, 2006, except for Note 15,
as to which the date is May 1, 2006

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2005 and 2004
--------------------------------------------------------------------------------

                                                          2005            2004
                                                      ------------    ------------
ASSETS
Current assets:
   Cash and cash equivalents                          $  1,082,394    $    442,666
   Accounts receivable, net of allowance of $10,000
     and $25,000, respectively                             108,005         230,664
   Inventories                                              90,256         101,792
   Prepaid expenses and other current assets               112,409         133,404
                                                      ------------    ------------

Total current assets                                     1,393,064         908,526

Property and equipment, net                                 83,196         134,794
Goodwill                                                 3,844,290       3,844,290
Intangibles and other assets, net                           31,352          34,303
Deferred financing fees, net                               180,881            --
                                                      ------------    ------------

                                                      $  5,532,783    $  4,921,913
                                                      ============    ============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Bridge notes payable, net of discount              $       --      $    419,548
   Convertible notes payable                             3,162,508            --
   Accounts payable                                        627,631         705,864
   Accrued expenses                                        916,345         816,982
   Accrued interest                                        339,271          32,064
   Accrued compensation and benefits                       328,564         256,902
   Deferred revenue, current portion                     1,452,614       1,875,137
                                                      ------------    ------------

Total current liabilities                                6,826,933       4,106,497

   Deferred revenue, long-term                           5,454,455       6,372,805
   Other liabilities                                        13,305           2,754
                                                      ------------    ------------

Total liabilities                                       12,294,693      10,482,056
                                                      ------------    ------------

Stockholders' deficit:
   Redeemable Series A Preferred stock                   4,979,892       4,690,097
   Redeemable Series B Preferred stock                  47,441,458      44,680,770
   Common stock                                            106,205         106,137
   Additional paid-in-capital                                 --              --
   Accumulated deficit                                 (59,272,591)    (55,020,273)
   Treasury stock                                          (16,874)        (16,874)
                                                      ------------    ------------

                                                        (6,761,910)     (5,560,143)
                                                      ------------    ------------

                                                      $  5,532,783    $  4,921,913
                                                      ============    ============



        The accompanying notes are an integral part of these consolidated financial statements.

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------


                                     2005           2004
                                 -----------    -----------

Revenues                         $ 5,101,060    $ 4,160,710

Cost of revenues                     249,021        248,154
                                 -----------    -----------

Gross profit                       4,852,039      3,912,556

Operating expenses:
    General and administrative     2,649,031      2,913,588
    Sales and marketing            1,932,090      1,908,988
    Research and development       1,494,064      1,371,646
                                 -----------    -----------

                                   6,075,185      6,194,222
                                 -----------    -----------

Loss from operations              (1,223,146)    (2,281,666)

Interest expense                    (497,693)       (96,797)
Other income                          27,722          4,640
                                 -----------    -----------

Loss before income tax benefit    (1,693,117)    (2,373,823)

Income tax benefit                   490,670        531,634
                                 -----------    -----------

Net loss                         $(1,202,447)   $(1,842,189)
                                 -----------    -----------


        The accompanying notes are an integral part of these consolidated financial statements.

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
YEARS ENDED DECEMBER 31, 2005 AND 2004

------------------------------------------------------------------------------------------------------------------------------------
[PART 1 OF 2]
                                          Redeemable Series A          Redeemable Series B
                                            Preferred Stock              Preferred Stock                  Common Stock
                                      ---------------------------   ---------------------------    ---------------------------
                                           Shares         Amount        Shares         Amount         Shares         Amount
                                      ------------------------------------------------------------------------------------------

Balance at December 31, 2003             1,043,664   $  4,410,081      7,700,660   $ 42,013,261     10,613,699   $  106,137

Issuance of stock purchase warrants

Accretion of preferred stock                  --          280,016           --        2,667,509            --           --

Net loss                                      --             --             --             --              --           --
                                      ------------------------------------------------------------------------------------------

Balance at December 31, 2004             1,043,664      4,690,097      7,700,660     44,680,770     10,613,699      106,137

Exercise of stock options                     --             --             --             --            6,800           68

Accretion of preferred stock                  --          289,795           --        2,760,688            --           --

Net loss                                      --             --             --             --              --           --
                                      ------------------------------------------------------------------------------------------

Balance at December 31, 2005             1,043,664   $  4,979,892      7,700,660   $ 47,441,458     10,620,499   $  106,205
                                      ==========================================================================================



[PART 2 OF 2]

                                         Additional                          Treasury Stock
                                           Paid-in        Accumulated  ---------------------------
                                           Capital        Deficit         Shares       Amount        Total
                                      -------------------------------------------------------------------------

Balance at December 31, 2003           $  1,464,618    $(51,823,900)      6,465      $ (16,874)   $ (3,846,677)

Issuance of stock purchase warrants         128,723           --           --              --          128,723

Accretion of preferred stock             (1,593,341)     (1,354,184)       --              --              --

Net loss                                        --        (1,842,189)      --              --       (1,842,189)
                                      -------------------------------------------------------------------------

Balance at December 31, 2004                    --       (55,020,273)     6,465        (16,874)     (5,560,143)

Exercise of stock options                       612            --          --              --              680

Accretion of preferred stock                   (612)      (3,049,871)      --              --              --

Net loss                                        --        (1,202,447)      --              --        (1,202,447)
                                      -------------------------------------------------------------------------

Balance at December 31, 2005           $        --      $(59,272,591)     6,465      $  (16,874)   $ (6,761,910)
                                      =========================================================================



Par value and shares authorized:
--------------------------------

       Redeemable Series A Preferred stock, $.01 par value, 5,000,000 shares authorized; 1,043,664 shares issued and outstanding

       Redeemable Series B Preferred stock, $.01 par value, 10,000,000 shares authorized; 7,700,660 shares issued and outstanding

       Redeemable Series C Preferred stock, $.01 par value, 35,000,000 shares authorized;0 shares issued and outstanding

       Common stock, $.01 par value, 70,000,000 and 50,000,000 shares authorized; 10,620,499 and 10,613,699 shares issued and 10,614,034 and 10,607,234 shares outstanding at December 31, 2005 and 2004, respectively.


       The accompanying notes are an integral part of these consolidated financial statements.

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004
--------------------------------------------------------------------------------
                                                        2005           2004
                                                     -----------    -----------
Cash flows from operating activities:
    Net loss                                         $(1,202,447)   $(1,842,189)
    Adjustments to reconcile net loss to net
      cash used in operating activties:
      Depreciation and amortization                      112,782        177,815
      Bad debt recoveries                                (15,000)      (239,764)
      Accretion of debt discount                          80,452         48,271
      Amortization of deferred financing fees             60,294           --
      (Increase) decease in:
        Accounts receivable                              137,659        661,075
        Inventories, net                                  11,536         55,482
        Prepaid expenses and other current assets         20,995         78,007
        Accounts payable                                 (78,233)       386,285
        Accrued expenses                                  99,363        154,670
        Accrued interest                                 335,832         32,064
        Accrued compensation and benefits                 71,662        (77,823)
        Other liabilities                                 10,551        (14,185)
        Deferred revenue                              (1,340,873)      (637,471)
                                                     -----------    -----------

Net cash used in operating activities                 (1,695,427)    (1,217,763)
                                                     -----------    -----------

Cash flows from investing activity:
    Purchases of property and equipment                  (58,233)       (34,240)
                                                     -----------    -----------

Cash flows from financing activities:
    Proceeds from bridge notes                              --          800,000
    Repayments of bridge notes                          (132,400)      (300,000)
    Proceeds from convertible notes payable            2,766,283           --
    Payments of deferred financing fees                 (241,175)          --
    Proceeds from issuance of common stock                   680           --
                                                     -----------    -----------

Net cash provided by financing activities              2,393,388        500,000
                                                     -----------    -----------

Net increase (decrease) in cash and cash equivalents     639,728       (752,003)

Cash and cash equivalents, beginning of year             442,666      1,194,669
                                                     -----------    -----------

Cash and cash equivalents, end of year               $ 1,082,394    $   442,666
                                                     ===========    ===========

Supplemental disclosure of cash flow information:
    Cash paid during the year for interest           $    27,143    $     6,463
                                                     ===========    ===========




        The accompanying notes are an integral part of these consolidated financial statements.

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
================================================================================


1.   DESCRIPTION OF ORGANIZATION AND BUSINESS


       Iridian Technologies, Inc. and Subsidiaries (the Company), incorporated in November 1990, is a developer and supplier of platforms, products, services and technologies that enable positive, rapid, and automatic identification based on the iris of the eye. The Company licenses, sells and services products of its own design and others to the security and identification markets.

       Iridian Technologies S.A. is the European subsidiary incorporated in Switzerland and is responsible for Europe, Middle East and Africa sales regions.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


       Principles of Consolidation
       ---------------------------

       The financial statements include accounts of Iridian Technologies, Inc. and its wholly-owned subsidiaries, Iridian Technologies S.A. and Sensar, Inc. All significant intercompany balances and transactions have been eliminated.

       Use of Estimates
       ----------------

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Cash and Cash Equivalents
       -------------------------

       The Company considers as cash equivalents all highly liquid investments with an original maturity of three months or less. The Company places its cash and cash equivalents with high quality financial institutions; at times balances exceed federally insured limits.

       Inventories
       -----------

       Inventories consist primarily of finished goods and are stated at the lower of cost or market. Cost is determined using the first-in, first-out
       (FIFO) method. The Company periodically analyzes its inventory for obsolescence.

       Property and Equipment
       ----------------------

       Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the following estimated useful lives:

                  Computer equipment                                3 years
                  Furniture and fixtures                            7 years

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
================================================================================

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


       Property and Equipment (Continued)
       ----------------------

       Maintenance and repairs are expensed as incurred. When the property and equipment is retired or otherwise disposed of, related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

       Long-Lived Assets
       -----------------

       The Company periodically evaluates the recoverability of long-lived assets not held for sale by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. The Company also reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. If the Company determines, based on such measures, that the carrying amount is impaired, the assets will be written down to fair value. Fair value is determined based on discounted cash flows or management's estimates, depending on the nature of the assets.

       Goodwill and Other Intangible Assets
       ------------------------------------

       Goodwill consists of the excess of cost over the value of identifiable net assets of businesses acquired under the purchase method of accounting.

       The Company assesses the recoverability of goodwill by first determining whether the carrying value of all tangible and intangible assets of the applicable business exceed the current fair value of its business. If carrying values are determined to exceed fair value, the Company determines the amount of goodwill impairment based on the excess of the fair value of tangible and identifiable intangible assets in excess of the fair value of the business. Management bases its estimates of the fair value of its business on valuations prepared by third parties and on various assumptions, which are believed to be reasonable for the purpose of testing goodwill for impairment. The Company reviews the carrying value of goodwill for impairment annually, or more frequently, if events or circumstances indicate that the carrying amount may be impaired.

       Identified intangible assets are amortized using the straight-line basis over the following estimated useful lives:

                 Patents                                            17 years
                 Trademarks                                         40 years

       Identified intangible assets represent the portion of purchase price paid either directly or in connection with a business acquisition.

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
================================================================================

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


       Goodwill and Other Intangible Assets (Continued)
       ------------------------------------

       Intangible assets that are being amortized are reviewed for impairment in each reporting period or when indicators of impairment are identified. The Company reviews the carrying value of these intangible assets for impairment by measuring the carrying amount of the assets against the estimated discounted future cash flows associated with them on a periodic basis and whenever events or circumstances indicate that the carrying amounts may not be recoverable. If the Company determines that the carrying amount is impaired, the assets will be written down to fair value. Fair value is determined based on discounted cash flows or management's estimates, depending on the nature of the assets.

       Deferred financing fees
       -----------------------

       Costs incurred by the Company to secure the convertible debt financing are capitalized and amortized over the term of the convertible notes which is three years. Amortization of deferred financing fees, recorded as a charge to interest expense, was $60,294 for the year ended December 31, 2005. As of December 31, 2005, accumulated amortization of deferred financing fees was $60,294.

       Stock Based Compensation
       ------------------------

       The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and uses the intrinsic value method of accounting for stock-based awards granted to employees, as prescribed in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No compensation expense was recognized for the Company's stock option plan for the years ended December 31, 2005 and 2004.

       Pro-forma information regarding net income is required to be presented as if the Company had accounted for all stock options granted under the provisions of SFAS No. 123. The fair value of stock options granted has been estimated, as of the respective dates of grant, using the Black-Scholes option-pricing model. The following assumptions were used for such estimates: no dividend yield; no expected volatility; risk-free interest rates ranging from 3.36% to 6.19%; and a weighted average expected life of the options of 6 years.

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
================================================================================

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


       Stock Based Compensation (Continued)
       ------------------------

       Had the accounting provisions of SFAS No. 123 been adopted, net loss for the years ended December 31, 2005 and 2004 would have been as follows:

                                                            2005         2004
                                                         ----------   ----------
           Net loss:
              As reported                                $1,202,447   $1,842,189
                                                         ----------   ----------
              Compensation cost based on the fair
                value method                                558,072      217,395
                                                         ----------   ----------
              Pro forma                                  $1,760,519   $2,059,584
                                                         ==========   ==========

       Treasury Stock
       --------------

       The Company accounts for treasury stock under the cost method.

       Revenue Recognition
       -------------------

       The Company's product and licensing revenues are generated primarily by the sales of its iris recognition software products, licensing of iris recognition technology, and other related services. Other revenues consist primarily of hardware component sales and revenues for the performance of ancillary services. The Company's licensing arrangements generally entitle its customers with rights to use the Company's technology in the development and distribution of customer products in exchange for up-front, non-refundable fees and recurring royalties.

       In general, the Company's licenses also include post contract customer support, consisting of the right to telephone support as well as future updates, upgrades or software products. In addition, the Company occasionally enters into service agreements related to its licenses.

       The Company accounts for revenues under multiple element arrangements in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, which was issued in October 1997 by the American Institute of Certified Public Accountants (AICPA) and was amended by SOP 98-4. Additionally, the AICPA issued SOP 98-9, which provides certain amendments to SOP 97-2 and is effective for transactions entered into after April 1, 1999. Based upon its interpretation of SOP 97-2, SOP 98-4 and SOP 98-9, the Company believes its current revenue recognition policies and practices are consistent with this guidance.

       For license agreements entered into prior to 2003, the Company generally recognized revenues under multiple element software arrangements by amortizing the revenues on a straight line basis over the contract term.

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
================================================================================

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


       Revenue Recognition (Continued)
       -------------------

       After January 1, 2003, the Company established vendor specific objective evidence of the fair value of post contract customer support in accordance with the provisions of SOP 98-9. Accordingly, for software arrangements entered into after January 1, 2003 that include rights to multiple products, post contract support and other services, the Company allocates the total arrangement fee among each deliverable bases on the relative fair value of each of the deliverables.

       Revenue from software licenses is recorded when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectibility is probable. The Company recognizes the revenue allocable to software licenses upon obtaining a signed license agreement, and delivery of the software product unless the fee is not fixed and determinable or collectibility is not probable. The Company's current standard practice is not to provide customer acceptance terms in connection with licenses of its software.

       The Company recognizes revenue for license and development agreements, which requires significant participation from the Company, using the percentage-of-completion method of accounting for services rendered in connection with contractual arrangements.

       Provisions for losses expected to be incurred on contracts are recognized in full in the period in which it is determined that a loss will result from performance of the contractual arrangement.

       Deferred revenue is recorded when cash received from clients exceeds the amount of revenue recognized on contracts in which revenue is amortized using the straight-line method over the contract term. Revenue from other activities is recognized when shipment occurs or as services are performed.

       Research and Development Costs
       ------------------------------

       Research and development costs are expensed as incurred.

       Income Taxes
       ------------

       The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced, if necessary, by a valuation allowance if it is more likely than not that the expected tax benefits will not be realized.

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
================================================================================

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


       New Accounting Pronouncements
       -----------------------------

       In December 2004, the FASB issued SFAS No. 123R, Share-Based Payments (Revised 2004) ("SFAS 123R"). This statement eliminates the option to apply the intrinsic value measurement provisions of APB Board Opinion No. 25 to stock compensation awards issued to employees. Rather, the Statement requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award -- the requisite service period (usually the vesting period). SFAS 123R will be effective for the Company's fiscal year beginning January 1, 2006. The Company is currently evaluating the impact of the adoption of this statement on its consolidated financial statements.

       Reclassifications
       -----------------

       Certain reclassifications of prior year balances have been made to conform to the current year presentation.

3.  LIQUIDITY AND GOING CONCERN


       The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has, since its inception, earned limited revenues and incurred substantial recurring operating losses, including operating losses of $1,223,146 and $2,281,666 for the years ended December 31, 2005 and 2004, respectively. Additionally, it had negative cash flows from operations of $1,695,427 and $1,217,763 for the years ended December 31, 2005 and 2004, respectively, negative working capital of $5,433,869 and $3,197,971 at December 31, 2005 and 2004, respectively, and an accumulated deficit of $59,272,591 and $55,020,273 at December 31, 2005 and 2004, respectively.
       These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

       Management plans to utilize existing working capital, cash flows from product sales, existing license agreements and additional financing proceeds (see Note 15) to finance the Company's operations during 2006. The Company's future cash flows from operations are dependent upon the Company selling software products and becoming less reliant on licensing revenues. Historically, a significant portion of revenues has been derived from a small number of large licenses. In addition, the Company's ability to sell software products and sign new license agreements could be adversely affected by the acceptance of competing biometric technologies, general economic conditions and the timing of large government projects. No assurance can be given that the Company will be able to generate sufficient cash flows or obtain additional financing to fund its operations.

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
================================================================================

4.  PROPERTY AND EQUIPMENT

       Property and equipment consists of the following at December 31:

                                                    2005            2004
                                                -----------     -----------
             Computers                          $   843,385     $   852,678
             Furniture and fixtures                  44,458          76,829
             Equipment                                 --           408,306
                                                -----------     -----------
                                                    887,843       1,337,813
             Accumulated depreciation              (804,647)     (1,203,019)
                                                -----------     -----------
                                                $    83,196     $   134,794
                                                ===========     ===========

       Depreciation expense for 2005 and 2004 was $109,830 and $161,681 respectively.

5.  OTHER INTANGIBLE ASSETS


       Other intangible assets, consisting of patents and trademarks, consist of the following at December 31:

                                                       2005          2004
                                                    ---------     ---------
            Patents and trademarks                  $ 101,796     $ 101,796
            Less accumulated amortization             (86,694)      (83,742)
                                                    ---------     ---------
                                                    $  15,102     $  18,054
                                                    =========     =========

       Amortization expense for 2005 and 2004 was $2,952 and $16,134, respectively.

6.  BRIDGE NOTE PAYABLE

       During 2004, the Company obtained bridge financing in the amount of $800,000 through the issuance of 14% promissory notes. The promissory notes require simple interest to accrue per annum. Bridge notes totaling $300,000 were repaid in October 2004. In March 2005, the Company repaid $132,400 in bridge notes with the remaining $367,600 in bridge notes exchanged for Senior Secured Convertible Promissory Notes (See Note 7). Interest expense on the bridge notes was $17,111 and $35,241 for 2005 and 2004, respectively.

       The terms of the bridge financing also provided for the issuance of ten-year stock purchase warrants that, when exercised, allow the holder to purchase an aggregate of 1,698,192 shares of the Company's common stock at $0.01 per share. As of the date of issuance, the fair value of these stock purchase warrants was $128,723. As a result, the Company recorded a debt discount in the amount of $128,723 at the date of the warrants issuance and amortized the debt discount over the life of the bridge notes. Amortization of the debt discount was $80,452 and $48,271 for 2005 and 2004, respectively.

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
================================================================================

7.  SENIOR SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT

       On March 30, 2005, the Company entered into a Senior Secured Convertible Note Purchase Agreement (the Agreement), whereby the Company may issue 14% convertible notes in the maximum aggregate amount of $5,000,000 (the Series C Note). The Company issued $2,500,000 of notes at the initial closing on March 30, 2005 and $662,508 on October 31, 2005 (the second closing) for a combined total amount of $3,162,508 as of December 31, 2005.

       In accordance with the Agreement, all outstanding principal and any unpaid interest on the notes is due on the maturity date which is March 30, 2008. The Company is subject to certain financial and other covenants, as defined in the Agreement. From the inception of the agreement through December 31, 2005, the Company was not in compliance with certain covenants. As a result of the Company's non-compliance with certain covenants, the Company has recorded interest expense at the default rate of 16% per annum and has classified the outstanding principal balance on the notes as a current liability. Interest expense on the notes was $339,271 for the year ended December 31, 2005. Accrued interest on the notes was $339,271 for the year ended December 31, 2005.

       The Series C Notes plus any unpaid interest is convertible into Series C Preferred Stock at a conversion price equal to $0.65 per share. The Company determined that no beneficial conversion feature exists under EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, for the Series C Notes since the conversion price is equal to the estimated fair value of the Company's stock as of the issuance date. Upon conversion of the notes to Series C Preferred Stock, the Series C Preferred Stockholders are entitled to receive a cumulative dividend at a rate of 8% of the Series C Issue Price per annum. Series C Preferred Stock is convertible into common stock at $0.65 plus any accrued and unpaid dividends, divided by the Series C conversion price, initially $0.65 and subject to anti-dilution provisions.

       As reflected in certain amendments to the Company's certificate of incorporation made as a result of the issuance of Series C Notes, Series C note holders would be entitled to liquidation preference ahead of the all other existing stockholders (See Note 11).

8.   INCOME TAXES


       The temporary differences between the financial statement carrying amounts of the Company's existing assets and liabilities and their respective tax bases consist primarily of net operating losses and deferred revenue. At December 31, 2005 and 2004 the Company has a full valuation allowance against its deferred tax assets based on the Company's belief that it is more likely than not that its deferred tax assets will not be utilized. The valuation allowance decreased by approximately $100,000 during the year ended December 31, 2005, primarily as a result of the reduction of deferred revenue from 2004, offset by the 2005 net operating loss. The valuation allowance increased by approximately $700,000 during the year ended December 31, 2004, due primarily to the 2004 net operating loss, offset by the reduction in deferred revenue from 2003.

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
================================================================================

8.   INCOME TAXES (CONTINUED)


       As of December 31, 2005, the Company had net operating loss carryforwards for federal income tax purposes of approximately $76,000,000 and net operating loss carryforwards for state income tax purposes of approximately $14,000,000. The federal and state net loss carryforwards, which expire in various years through 2025, are available to offset certain future federal and state taxable income, if any.

       A tax benefit transfer program created by the State of New Jersey allows emerging technology and biotechnology companies with New Jersey net operating loss (NOL) carryforwards to surrender those tax benefits for use by other corporate business taxpayers in exchange for private financial assistance.

       In December 2005 and 2004, the Company closed the sale of certain State of New Jersey NOL carryforwards. The Company received net proceeds of approximately $497,000 and $543,000 for tax years 2005 and 2004, respectively, as a result of these sales. These amounts are reflected as an income tax benefit in the accompanying consolidated statements of operations.


9.  COMMITMENTS


       The Company leases its office space and certain equipment under operating leases. The lease for office space requires monthly payments of $16,250 and expires on October 31, 2006. Rent expense related to such leases approximated $188,000 and $305,000 for the years ended December 31, 2005 and 2004, respectively.

       Future minimum lease payments under operating leases, subsequent to December 31, 2005 are as follows:

                         Years Ending
                         December 31,         Amount
                         ------------       --------
                            2006            $177,000
                            2007              15,000
                            2008              15,000
                            2009              15,000
                            2010               7,000
                                            --------
                                            $229,000
                                            ========

       In January 2004, the Company's Board of Directors approved the Employee Change of Control Severance Plan (Severance Plan) whereby certain key employees will receive severance in the event of a change in control or ownership of the Company. In accordance with the Severance Plan, if within nine months following a change of control, an employee's employment is terminated (i) by the Company or its subsidiaries other than for cause, death or disability or (ii) by reason of the employee's resignation for good reason, the employee shall be paid a lump sum cash payment equal to the number of weeks provided for in the Severance Plan multiplied by the employee's weekly base salary.

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
================================================================================

10.  CONCENTRATION OF CREDIT RISK

       During 2005 and 2004, the Company had significant customers with respect to revenues as follows:

                                      2005      2004
                                      ----      ----
                      Company A        --        20%
                      Company B        15%       17%
                      Company C        10%       13%
                      Company D        20%       --
                      Company E        19%       --

     As of December 31, 2005 and December 31, 2004, the Company had significant customer accounts receivable as follows:

                                      2005      2004
                                      ----      ----
                      Company F         --       22%
                      Company G         --       59%
                      Company H        28%        --
                      Company I        60%        --

       The Company provides for an estimate of doubtful accounts based on historical collection experience. Bad debt expense has historically been within management's expectations.

11.  PREFERRED STOCK ISSUANCES


       Series A Preferred Stock
       ------------------------

       In June 1998, the Company sold 1,043,664 shares of $3.35 Series A Preferred Stock (Series A) in a private placement with two institutional investors (collectively, the Investors), and received proceeds of approximately $3.5 million. The Series A Preferred Stock is convertible at the option of the holder into common stock following the consummation of a sale or merger or the execution of an underwriting agreement in connection with an initial public offering. In addition, upon the occurrence of a mandatory conversion event, as defined in the agreement, these shares will automatically be converted to common stock. The conversion rate is equal to $3.35 divided by the Series A conversion price, which is initially set at $2.4341 per share per the Amended and Restated Certificate of Incorporation.

       The Series A Preferred Stock is also redeemable at the holder's option, at the second anniversary of the earlier of the date on which the C Round Notes have been converted to Series C Preferred Stock or the date the C Round Notes have been paid in full. The Series A redemption price is the greater of the appraised value of the Company multiplied by the ownership percentage of the Series A preferred holders or the sum of $3.3536 per share of all shares of Series A Preferred Stock plus any accrued and unpaid dividends.

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
================================================================================

11.  PREFERRED STOCK ISSUANCES (CONTINUED)


       Series A Preferred Stock (Continued)
       ------------------------

       Dividends accrue at a rate of $0.2683 per share per annum, accruing quarterly in arrears, and are payable in cash or shares of common stock based on the conversion price, on the earliest of the following events: the conversion of Series A Preferred shares, redemption of Series A Preferred shares, liquidation or dissolution of the Company or as declared by the Company's Board of Directors. Dividends shall not be declared or paid on Series A Preferred Stock until all dividends have been declared and paid in full on Series C Preferred Stock and Series B Preferred Stock. The agreement includes a liquidation preference of $3.35 per share plus accrued and unpaid dividends (the Series A Liquidation Preference), for a total liquidation value of $4,979,892 and $4,690,097 at December 31, 2005 and 2004, respectively.

       The Company recorded accretion of $289,795 in 2005 and $280,016 in 2004 to the Series A Preferred Stock so the carrying amount would equal the redemption amount as of December 31, 2005 and 2004. These changes were effected through charges against additional paid-in capital and accumulated deficit.

       Series B Preferred Stock
       ------------------------

       On September 19, 2000, the Company issued 7,700,660 shares of Series B Preferred Stock (Series B) for total proceeds of $33.3 million, including the conversion of existing bridge notes and related accrued interest totaling $8.3 million. In connection with this issuance of the Series B Preferred Stock, the Company paid related expenses of $1.2 million and issued five-year stock purchase warrants to purchase 230,369 shares of common stock at an exercise price of $4.33 per share and five-year stock purchase warrants to purchase 94,500 shares of Series B Preferred Stock at an exercise price of $4.33 per share. All of these warrants expired unexercised on September 19, 2005.

       The Series B Preferred Stock is convertible at the option of the holder into common stock following the consummation of a sale or merger or the execution of an underwriting agreement in connection with an initial public offering. In addition, upon the occurrence of a mandatory conversion event, as defined in the agreement, these shares will automatically be converted to common stock. The conversion rate is equal to $4.33 divided by the Series B conversion price, which is initially set at $4.0635 per share per the Amended and Restated Certificate of Incorporation.

       The Series B Preferred Stock is also redeemable at the holder's option, at the second anniversary of the earlier of the date on which the C Round Notes have been converted to Series C Preferred Stock or the date the C Round Notes have been paid in full. The Series B redemption price is the greater of the appraised value of the Company multiplied by the ownership percentage of the Series B preferred holders or the sum of $4.33 per share of all shares of Series B Preferred Stock plus any accrued and unpaid dividends.

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
================================================================================

11.  PREFERRED STOCK ISSUANCES (CONTINUED)


       Series B Preferred Stock (Continued)
       ------------------------

       Dividends accrue at a rate of $0.3464 per share per annum, accruing quarterly in arrears, and are payable in cash or shares of common stock based on the conversion price, on the earliest of the following events: the conversion of Series B Preferred shares, redemption of Series B Preferred shares, liquidation or dissolution of the Company or as declared by the Company's Board of Directors. Dividends shall not be declared or paid on Series B Preferred Stock until all dividends have been declared and paid in full on Series C Preferred Stock. The Series B Preferred Stock provides for a liquidation preference of $4.33 per share plus accrued and unpaid dividends, for a total liquidation value of $47,441,458 and $44,680,770 at December 31, 2005 and 2004, respectively.

       The Company recorded accretion of $2,760,688 in 2005 and $2,667,509 in 2004 to the Series B Preferred Stock so the carrying amount would equal the redemption amount as of December 31, 2005 and 2004. These increases were affected through charges against additional paid-in capital and accumulated deficit.

       Preferred Stock Liquidation Preferences
       ---------------------------------------

       In connection with the Company's issuance of Series C Notes (see Note 7), the Company made amendments to its Certificate of Incorporation that affect the liquidation preferences of the Series A and Series B Preferred Stockholders as follows:

              a. Series C Preferred Stockholders would be entitled to liquidation preference ahead of the all other existing stockholders equal to the greater of (1) the Series C Pro Rata Sale Amount or (2) the sum of two times the Series C issue price multiplied by the number of shares of Series C Preferred Stock then outstanding plus two times any accrued and unpaid dividends on all shares of Series C Preferred Stock.

              b. $5 million of the next $20 million of purchase consideration would be paid to the common stockholders in accordance with their ownership interests, with the remainder to be paid to the Series A and Series B preferred stockholders in accordance with their ownership interests;

              c. $3 million of the next $25 million of purchase consideration would be paid to the common stockholders in accordance with their ownership interests, with the remainder to be paid to the Series A and Series B preferred stockholders in accordance with their ownership interests;

              d. $2 million of the next $10 million of purchase consideration would be paid to the common stockholders in accordance with their ownership interests, with the remainder to be paid to the Series A and Series B preferred stockholders in accordance with their ownership interests; and

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
================================================================================

11.  PREFERRED STOCK ISSUANCES (CONTINUED)


       Preferred Stock Liquidation Preferences (Continued)
       ---------------------------------------

              e. 50% of any remaining proceeds would be distributed to the common stockholders in accordance with their ownership interests, with an equal percentage of such proceeds to be paid to the Series A and Series B preferred stockholders in accordance with their ownership interests.


12.  STOCK OWNERSHIP AND OPTION PLANS


       Employee Stock Purchase Plan
       ----------------------------

       Effective January 1, 1999, the Company instituted and Employee Stock Purchase Plan that allows eligible employees to purchase, through payroll deductions or lump sum payments twice per year, shares of the Company's common stock at 85 percent of the fair value as determined by the Company at specified dates. Under the Plan, employees may purchase up to $25,000 in the value of the Company's stock for each calendar year, not to exceed 5% of the total combined holdings of all classes of stock of the Company. During the years ended December 31, 2005 and 2004, no shares of common stock were purchased under this plan.

       Stock Option Plan
       -----------------

       In April 2001, the Company's Board of Directors adopted the Iridian Technologies, Inc. Unified Equity Incentive Plan (the Plan) which combined, amended and restated the Company's previously outstanding qualified incentive stock option (ISO) and nonqualified stock option
       (NQSO) plans. In connection with the adoption of this Plan, the Company increased the total number of shares of its common stock eligible for issuance under this Plan to 3,557,868 shares. In February 2005, the Company's Board of Directors approved an amendment to the Iridian Technologies, Inc. Unified Equity Incentive Plan, which increased the total number of shares of its common stock eligible for issuance under this plan to 7,999,000. The exercise price of the ISOs and NQSOs granted under the Plan must be at least equal to 100% of the fair market value of the common stock of the Company at the date of grant. Also, ISOs may be granted to persons owning more than 10% of the voting power of all classes of stock, at a price no lower than 110% of the fair market value of the common stock at the date of grant.

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
================================================================================

12.  STOCK OWNERSHIP AND OPTION PLANS (CONTINUED)

       Option Exchange Program
       -----------------------

       In April 2005, the Company completed a stock option exchange offer. Under the offer, employees were granted new options under the condition that the existing options with strike prices greater than the Company's estimated fair value common stock of $0.654 per share be forfeited back to the Company. Approximately 2,806,800 new stock options were issued as a result of the exchange program and approximately 774,250 stock options were cancelled. The strike price of the new options is $0.654 which represents the fair market value of the Company's stock as of the date of the exchange offering. The new stock options vest over a five-year period calculated from the date the option holder's employment commenced (the Vesting Start Date). The term of the new options is ten years. As a result of this exchange offering, the new options issued are accounted for under variable plan accounting in accordance with FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB No. 25. No compensation expense was recorded in 2005 for these new options under variable plan accounting as the estimated fair market value of the Company's stock remained at $0.654 per share through December 31, 2005.

       The following is a summary of stock option activity for the years ended December 31, 2005 and 2004:

                                                    2005                     2004
                                         ----------------------------------------------------
                                                         Weighted                  Weighted
                                                          Average                   Average
                                                         Exercise                  Exercise
                                             Shares       Price           Shares    Price
                                         ----------------------------------------------------
        Outstanding at beginning of year    837,775     $ 3.68         1,337,325     $ 3.81
        Options granted                   3,089,300       0.65               --         --
        Options exercised                    (6,800)      0.10               --         --
        Options cancelled                  (774,250)      3.84          (499,550)      3.95
                                         ----------------------------------------------------

        Outstanding at end of year        3,146,025     $ 0.68           837,775     $ 3.71
                                         ====================================================

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
================================================================================

12.  STOCK OWNERSHIP AND OPTION PLANS (CONTINUED)

       Option Exchange Program (Continued)
       -----------------------

       The following table summarized information concerning outstanding and exercisable options as of December 31, 2005:

                                      Options Outstanding                         Options Exercisable
                      ---------------------------------------------    ----------------------------------
                                             Weighted Average
                                         ------------------------

                          Number of                                        Number of         Weighted
        Range of         Options and      Remaining      Exercise         Options and         Average
     Exercise Price        Awards        Life (Years)      Price             Awards       Exercise Price
     --------------        ------        ------------      -----             ------       --------------
       $.05 - $.10         21,600             3.7          $0.10             21,600           $0.10

       $.50 - $1.35        14,000             2.0           1.35             14,000            1.35

       $3.35 - $3.50        1,375            3.39           3.35              1,375            3.35

       $3.93 - $4.33       19,750            6.30           3.93             18,013            3.93

       $0.654           3,089,300            9.26           0.65          2,830,090            0.65
                      -----------------------------------------------------------------------------------
                        3,146,025            9.17          $0.67          2,885,078           $0.67


13.  CONTINGENCIES


       In October 2003, Securimetrics, Inc. filed suit against the Company seeking a declaratory judgment that certain agreements between Securimetrics and the Company be construed by the court in a manner favorable to Securimetrics, Inc. In addition, Securimetrics, Inc.'s complaint seeks certain other relief including unspecified damages. The Company has denied all of the allegations contained in the complaint and has filed a counterclaim seeking a declaration that the agreements be construed in a manner favorable to the Company and seeking termination of the agreements as a result of various breaches by Securimetrics, Inc. The Company's counterclaim also seeks monetary damages. Cross Motions for Summary Judgment were filed by the parties on February 17, 2006 and are fully briefed and pending before the Court.

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
================================================================================

13.  CONTINGENCIES (CONTINUED)


       In January 2004, LG Electronics (LG) filed suit against the Company asserting that LG has ownership rights in a trademark for which the Company owns United States and international trademark registrations. LG is seeking cancellation of the Company's United States trademark registration for such trademark, seeking the transfer of the Company's rights in such trademark to LG and seeking certain other relief including other unspecified damages. In August 2004, after the Company terminated LG's license to use certain technology owned by the Company, LG filed another lawsuit in New Jersey federal court, asking the court to enter a finding that the Company's termination of LG's license was improper and that LG's continued use of the Company's technology did not infringe upon the Company's patent rights. In addition, LG filed a demand for arbitration before the American Arbitration Association seeking to compel the Company's continued performance under the terms of the terminated technology license agreement between the Company and LG. All the issues in the LG case have been consolidated into one action pending in New Jersey federal court. The Company has denied all of the allegations in the complaint and has filed a counter claim for LG's breach of contract, infringement of the Company's patents, infringement of the Company's copyrights, and misappropriation of the Company's trade secrets. The Company believes that it has strong defenses to all of LG's claims, a strong basis to pursue all the Company's counterclaims, and intends to vigorously defend against LG's claims and pursue its own counterclaims. In February 2006, the New Jersey Federal court ordered that this case be stayed for 90 days, and ordered that the parties mediate their dispute before a court appointed judge. The parties are in the process of scheduling the mediation as of the date of these financial statements.

       From time to time, the Company is a party to other lawsuits and administrative proceedings that arise in the conduct of its business. While the outcome of these lawsuits and proceedings cannot be predicted with certainty, management believes that, if adversely determined, the lawsuits and proceedings, either singularly or in the aggregate, would not have a material adverse effect on the financial condition, results of operations, or net cash flows of the Company.

14.  SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES


       In 2005, the Company wrote off approximately $508,000 of fully depreciated computer equipment and furniture and fixtures.

       In March of 2005, $367,600 of bridge notes payable and accrued interest in the amount of $28,626 were exchanged for Series C convertible notes payable.

IRIDIAN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
================================================================================

15.  SUBSEQUENT EVENTS


       In February 2006, the Company issued an additional $754,976 (the third close) of Series C Notes. In April 2006, the Company issued an additional $877,126 (the fourth close) of Series C Notes. Both the third and fourth closings of Series C Notes contained the same terms and conditions of the previous Series C Note closings (see Note 7). In accordance with the Note Purchase Agreement, the Company may issue up to $205,390 in additional Series C Notes prior to May 31, 2006. All future closings are subject to certain conditions of the majority purchasers including, but not limited to, the majority purchasers' satisfaction with business conditions, the Company's litigation status and the Company's overall prospects.